1/29/2024

Jim Freeland
[ADDRESS]

Dear Jim,

On behalf of Digi International, we are pleased to offer you employment as Sr. Vice President and Chief Information Officer reporting directly to Ron Konezny, CEO.

Offer Valuation
The total value of this offer is $750,000 which is comprised of $420,000 in annualized cash compensation and $330,000 in Equity.

The annualized cash compensation includes base salary of $300,000 with an annualized incentive target of $120,000.

Incentive
You will participate in Digi International’s FY24 Global Incentive Plan with an annualized incentive target of 40% of FY24 eligible base salary earnings. All payments are pro-rated based on length of service in the fiscal year.

Equity Award
We will recommend to the Board of Directors an equity award grant value of $330,000. This value will be split 50% between Performance Stock Units and Restricted Stock Units. The number of shares for each award will be determined on grant date based on board approved equity award calculation. Performance Stock Units and Restricted Stock Units are approved at quarterly meetings held in November, January, April and July.

*Digi’s Board of Directors has final oversight and approval of the equity awards under this program. The number of shares, calculation methodology and approved polices are subject to change with Board approval.

Benefits
Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(K) Savings Plan, and an Employee Stock Purchase Plan.

You will be eligible for participation in Digi’s health insurance programs on the first day of active employment with the company and will be eligible for participation in the 401(K) Savings Plan on the first day of the month following date of hire. You will be eligible to participate in the Digi International Stock Purchase Plan on the first of any January, April, July or October following your hire date.

You will participate in Digi’s Open PTO plan; a non-accrual based uncapped paid time off plan that allows for a greater level of flexibility in enabling manager-approved time away from work.

Severance Agreement
If Digi International should terminate your employment for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:

1) Six (6) months of base salary in effect at time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2) A pro-rated bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objective. This pro-rated bonus shall be paid no later than 2.5 months after the close of fiscal year in which the qualifying termination occurs.

For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv)failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; of (v) knowing engagement in conduct which is materially injurious to the Company.

Contingent Offer
This offer of employment is contingent upon the following:

1.Your signature on the enclosed Digi International Employment, Confidential Information, and Arbitration Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This agreement must be signed prior to your first day of employment.
2.A finding of “no issue” with your background and reference check. Digi International has partnered with Verified Credentials, a background screening organization, to administer confidential background checks. Within 48 hours, you will receive an email that will ask you to complete a personal questionnaire using your full legal nameincluding middle initial. If you are unable to access the internet within this timeframe, please contact us directly to further assist you in the process. Delay in completion of the online personal questionnaire could delay in the start date of your employment.
3.Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Sr. Vice President and Chief Information Officer.

Commencement Date and Offer Acceptance
We will agree on a mutually acceptable start date, which we anticipate being February 19, 2024.

Please inform me of your acceptance of this offer on or before February 2, 2024.

Sincerely,

Digi International Inc.

/s/ Brian E. McGonegal Brian E. McGonegal Global Vice President, Human Resources

Offer accepted:

/s/ Jim Freeland Jim Freeland	January 30, 2024 Sign Date